Computershare 9062 Old Annapolis Road Columbia, MD 21045

Annual Statement of Compliance

For each transaction and the applicable Servicing Agreement listed and described on Schedule I hereto, the undersigned, a duly authorized officer of Computershare Trust Company, N.A., in its applicable capacity(ies) as listed on Schedule I ("Computershare"), hereby certifies either (i) as of and for the period of January 1, 2023 through December 31, 2023 (the "Full-Year Reporting Period"), or

(ii) as of and for the portion of the Full-Year Reporting Period as set forth under the "Reporting Period" column on Schedule I hereto (the "Partial-Year Reporting Period", together with the Full-Year Reporting Period, the "Reporting Period")[1] in each case, as applicable, as follows:

(a)
A review of Computershare's activities during the Reporting Period and of its performance under the applicable Servicing Agreement has been made under such officer’s supervision; and

(b)
To the best of such officer’s knowledge, based on such review, Computershare has fulfilled all of its obligations under the applicable Servicing Agreement in all material respects throughout the Reporting Period.

February 29, 2024

[1] On November 1, 2021, Computershare, Computershare Delaware Trust Company and Computershare Limited purchased substantially all the Corporate Trust Services ("CTS") business of Wells Fargo Bank, N.A. ("Wells Fargo"). During the Reporting Period, for certain transactions listed on Schedule I hereto, Wells Fargo transferred its roles, and the duties, rights and liabilities for such roles under the relevant transaction agreements to Computershare (the "2023 Transferred Role(s) Transactions"). Prior to the date of transfer for the 2023 Transferred Role(s) Transactions, Wells Fargo remained in the related role and performed virtually all its obligations through Computershare as its agent. On and after the date of transfer for the 2023 Transferred Role(s) Transactions, Computershare assumed the roles under the related agreements for such transactions. For each transaction listed thereon, Schedule I hereto identifies the Reporting Period for such transaction.

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Schedule I:

Transaction	Servicing Agreementt	Servicing Agreement Date	Computershare Capacity(ies)	Reporting Period
Sequoia Mortgage Trust 2012-6 Mortgage Pass- Through Certificates, Series 2012-6	Amended and Restated Pooling & Servicing Agreement	01/01/2014	Master Servicer	03/01/2023 – 12/31/2023
Sequoia Mortgage Trust 2013-2 Mortgage Pass- Through Certificates, Series 2013-2	Amended and Restated Pooling & Servicing Agreement	01/01/2014	Master Servicer	03/01/2023 – 12/31/2023
Sequoia Mortgage Trust 2013-3 Mortgage Pass- Through Certificates, Series 2013-3	Amended and Restated Pooling & Servicing Agreement	01/01/2014	Master Servicer	03/01/2023 – 12/31/2023
Sequoia Mortgage Trust 2013-4 Mortgage Pass- Through Certificates, Series 2013-4	Amended and Restated Pooling & Servicing Agreement	01/01/2014	Master Servicer	03/01/2023 – 12/31/2023
Sequoia Mortgage Trust 2013-6 Mortgage Pass- Through Certificates, Series 2013-6	Amended and Restated Pooling & Servicing Agreement	01/01/2014	Master Servicer	10/02/2023 – 12/31/2023
Sequoia Mortgage Trust 2013-7 Mortgage Pass- Through Certificates, Series 2013-7	Amended and Restated Pooling & Servicing Agreement	01/01/2014	Master Servicer	03/01/2023 – 12/31/2023